Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION COMPLETES SPIN-OFF OF PARAGON OFFSHORE

LONDON, August 4, 2014 – Noble Corporation plc (“Noble”) (NYSE: NE) announced today that it has completed the spin-off of all of the outstanding shares of Paragon Offshore plc (“Paragon”) (NYSE: PGN), which owns most of Noble’s standard specification drilling business. As a result, Noble and Paragon are now two separate, publicly-traded companies.

On August 1, 2014, Noble distributed to its shareholders one ordinary share of Paragon for every three ordinary shares of Noble held at 5:00 p.m., New York City time, on the record date of the distribution, July 23, 2014. No fractional Paragon shares were issued; however, shareholders who would otherwise have been entitled to receive a fractional Paragon share in the distribution instead received cash in lieu of that fractional share.

Paragon ordinary shares will begin “regular-way” trading under the symbol “PGN” on the New York Stock Exchange on August 4, 2014. Noble ordinary shares will continue to trade on the NYSE under the symbol “NE.”

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 35 offshore drilling units, consisting of 20 semisubmersibles and drillships and 15 jackups, that focus largely on ultra-deepwater and high-specification jack-up drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

Forward-Looking Disclosure Statement

This release contains forward-looking statements. Statements regarding the development and timing of any markets for Noble shares or Paragon shares, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to actions by governmental and regulatory authorities, costs and difficulties related to the separation, employee relations, market and business conditions, the companies’ financial results and performance, changes in law, availability and terms of any financing, satisfaction of regulatory conditions, actions by customers and other third parties, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, weather conditions, the future price of oil and gas and other factors detailed in Noble’s most recent Form 10-K, Form 10-Q and other filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

For additional information, contact:

For Investors:	Jeffrey L. Chastain,
Vice President – Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed,
Director of Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6729

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